EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-111535 and 333-129255) of Quanta Capital Holdings Ltd. of our reports dated March 12, 2007 with respect to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Quanta Capital Holdings Ltd., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Johnson Lambert & Co. LLP

Falls Church, Virginia
March 12, 2007